UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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WESTLAKE CHEMICAL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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WESTLAKE CHEMICAL CORPORATION

2801 Post Oak Blvd.

Houston, Texas 77056

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 15, 2015

To the Stockholders:

The annual meeting of stockholders of Westlake Chemical Corporation (the “Company” or “Westlake”) will be held at the Westlake Center Annex, 2801 Post Oak Blvd., Houston, Texas 77056, on Friday, May 15, 2015 at 9:00 a.m. local time for the following purposes:

(1)	To elect the three members of the Board of Directors named in this Proxy Statement for the terms described in the Proxy Statement;

(2)	To ratify the appointment of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2015; and

(3)	To act upon any other matters that may properly come before the annual meeting.

The Board of Directors has fixed the close of business on March 20, 2015 as the record date for the determination of stockholders entitled to notice of, and to vote at, the annual meeting.

This year, for the first time, we are using the Securities and Exchange Commission’s Notice and Access proxy rule, instead of mailing a printed set of materials to each stockholder. On April 1, 2015, we mailed to stockholders of record a Notice Regarding the Availability of Proxy Materials, with instructions on how to access the Company’s proxy materials via the Internet (or to request a printed copy) and how to vote online, by telephone or in person at the annual meeting.

All stockholders are requested to be present in person or by proxy. Please vote your proxy whether or not you plan to attend the annual meeting. You can vote your proxy either by the Internet, telephone or by requesting a printed copy of the materials and returning the proxy card enclosed with the printed materials in the envelope furnished for that purpose. Any stockholder may revoke a proxy for any reason and at any time before it is voted at the annual meeting.

Voting by the Internet or telephone is fast, convenient and your vote is immediately confirmed and tabulated. By using the Internet or telephone you help the Company reduce postage and proxy tabulation costs.

Your cooperation is appreciated as a majority of the common stock must be represented, either in person or by proxy, to constitute a quorum for the conduct of business.

By Order of the Board of Directors

L. Benjamin Ederington

Vice President, General Counsel and Secretary

Dated: April 1, 2015

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 15, 2015.

This Proxy Statement, our annual report to stockholders and other proxy materials are available on the Internet at www.proxyvote.com, if your shares are held through a bank, broker or other nominee (i.e., in “street name”), and at www.westlake.com/proxy2015.

WESTLAKE CHEMICAL CORPORATION

2801 Post Oak Blvd.

Houston, Texas 77056

PROXY STATEMENT

For the Annual Meeting of Stockholders to be Held on May 15, 2015

GENERAL MATTERS

This Proxy Statement and the accompanying form of proxy are being furnished to the stockholders of Westlake Chemical Corporation (the “Company” or “Westlake”) on or about April 1, 2015 in connection with the solicitation of proxies by our Board of Directors for use at the annual meeting of stockholders to be held on Friday, May 15, 2015 at 9:00 a.m. local time at the Westlake Center Annex, 2801 Post Oak Blvd., Houston, Texas 77056, and any adjournment of the annual meeting.

The following matters will be acted upon at the annual meeting:

(1)	To elect the three members of the Board of Directors named in this Proxy Statement for the terms described in the Proxy Statement;

(2)	To ratify the appointment of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2015; and

(3)	To act upon any other matters that may properly come before the annual meeting.

Our Board of Directors does not know of any other business to be brought before the annual meeting, but if any other business is properly brought before the annual meeting, proxies will be voted upon those matters in accordance with the judgment of the person or persons acting under the proxies.

All shares represented by validly authorized proxies will be voted in accordance with the instructions contained in the proxies. The Board of Directors recommends a vote:

(1)	FOR the nominees for director listed in these materials and on the proxy; and

(2)	FOR the ratification of the appointment of the Company’s independent registered public accounting firm.

In the absence of voting instructions to the contrary, shares represented by validly executed proxies will be voted in accordance with the foregoing recommendations. A stockholder giving a proxy has the power to revoke it at any time before it is voted at the annual meeting by providing written notice to the Secretary of the Company, by delivering a later-dated proxy, or by voting in person at the annual meeting.

Only stockholders of record at the close of business on March 20, 2015, also referred to as the record date, will be entitled to vote at the annual meeting. At the close of business on the record date, there were 132,861,352 shares of common stock, par value $0.01 per share, outstanding, which represent all of the voting securities of the Company. Each share of common stock is entitled to one vote. Stockholders do not have cumulative voting rights in the election of directors.

A majority of the common stock entitled to vote at the annual meeting, present either in person or by proxy, will constitute a quorum. Abstentions and “broker non-votes” will be counted as present for purposes of determining whether there is a quorum present at the meeting. Shares held by a broker or other nominee as to which they have not received voting instructions from the beneficial owners and lack the discretionary authority to vote on a particular matter are called “broker non-votes.” Under the rules of the New York Stock Exchange, the election of directors is not considered a “routine” matter and, therefore, your broker will not have the discretionary authority to vote your shares on that matter if you have not given your broker specific instructions as to how to vote. Please be sure to give specific instructions to your broker.

Directors are elected by a plurality of the votes cast at the annual meeting, either in person or by proxy. Abstentions will not be included in the total of votes cast and will not affect the outcome of the vote.

The affirmative vote of a majority of the votes cast at the annual meeting, either in person or by proxy, is required for the approval of the proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm. Abstentions on the proposal to ratify the appointment of PricewaterhouseCoopers LLP will not be included in the total of votes cast and will not affect the outcome of the vote.

If your shares are held through a bank, broker or other nominee (i.e., in “street name”) and you have requested printed versions of these materials, the Company has asked your bank or broker to forward copies of the materials to you and to request your authority for execution of the proxies. The Company will reimburse the banks and brokers for their reasonable out-of-pocket expenses in doing so. Officers and employees of the Company may, without being additionally compensated, solicit proxies by mail, telephone, facsimile or personal contact. All proxy-soliciting expenses will be paid by the Company in connection with the solicitation of votes for the annual meeting. The Company has engaged American Stock Transfer & Trust Company to tabulate voting results.

INFORMATION REGARDING THE BOARD OF DIRECTORS

INDEPENDENCE OF DIRECTORS

As of March 20, 2015, TTWF LP, our principal stockholder, owned 69.2% of the outstanding common stock of the Company. Under the corporate governance rules of the New York Stock Exchange, we are considered to be controlled by TTWF LP. As a controlled company, we are eligible for exemptions from provisions of the New York Stock Exchange’s rules requiring a majority of independent directors, nominating and governance and compensation committees composed entirely of independent directors and written nominating and governance and compensation committee charters addressing specified matters. We have elected to take advantage of certain of these exemptions. In the event that we cease to be a controlled company within the meaning of these rules, we will be required to comply with these provisions after the specified transition periods.

Our Board of Directors has determined, after considering all of the relevant facts and circumstances, that Messrs. Robert T. Blakely, Michael J. Graff, Max L. Lukens, R. Bruce Northcutt and H. John Riley, Jr. are independent from our management, as “independence” is defined by the rules and regulations of the Securities and Exchange Commission (“SEC”) and the listing standards of the New York Stock Exchange. This means that none of these directors has any direct or indirect material relationship with us, either directly or as a partner, stockholder or officer of an organization that has a relationship with us and that none of the express disqualifications contained in the New York Stock Exchange rules applies to any of them. In making its independence determinations, the Board of Directors considered the fact that, while such relationship does not preclude independence under the New York Stock Exchange rules, Mr. Graff is an executive officer of a company with which Westlake conducts business in the ordinary course.

EXECUTIVE SESSIONS

The Company’s governance guidelines require that non-management directors meet at regularly scheduled executive sessions without management. At these meetings of non-management directors, the non-management directors have decided that the non-management director that presides over the meeting will rotate among the non-management directors.

Since one of the non-management directors is not independent, the Company’s governance guidelines require that the independent directors meet at least once a year. At these meetings of independent directors, the independent directors have decided that the independent director that presides over the meeting will rotate among the independent directors.

Stockholders and other interested parties may communicate with the non-management directors or the independent directors in the manner described under “Communications with Directors” below.

COMMITTEES OF THE BOARD OF DIRECTORS

The Audit Committee

The Audit Committee of the Board of Directors is currently comprised of Robert T. Blakely (chairman), Michael J. Graff, Max L. Lukens, R. Bruce Northcutt and H. John Riley, Jr. All current Audit Committee members are “independent” as defined by the listing standards of the New York Stock Exchange and Section 10A(m)(3) of the Securities Exchange Act of 1934. The board has determined that each of Messrs. Blakely, Graff, Lukens, Northcutt and Riley is an “audit committee financial expert” as that term is defined by SEC regulations. The primary functions of the Audit Committee are to review the adequacy of the system of internal controls and management information systems, to review the results of our independent registered public accounting firm’s quarterly reviews of our interim financial statements, to review the planning and results of the annual audit with our independent registered public accounting firm, and to have oversight of financial risks. This Committee held eight meetings in 2014. The Board of Directors has adopted a written charter for the Audit Committee. The Audit Committee charter is publicly available on our website at: http://www.westlake.com under “Investor Relations—Corporate Governance.”

Mr. Blakely is currently serving on the audit committees of four public companies, including the Company’s Audit Committee. In May 2009, prior to his commencement of service on the fourth audit committee, the Board of Directors of the Company determined that his service on these other audit committees would not impair his ability to effectively serve on the Company’s Audit Committee.

The Compensation Committee

The Compensation Committee of the Board of Directors is currently comprised of Max L. Lukens (chairman until August 2014), R. Bruce Northcutt (chairman since August 2014), Robert T. Blakely, Albert Chao, James Chao, Michael J. Graff, Dorothy C. Jenkins, and H. John Riley, Jr. (i.e., all of the members of the Board of Directors). Since Westlake is considered to be controlled by a principal stockholder under New York Stock Exchange rules, all Compensation Committee members are not required to be independent as defined by the listing standards of the New York Stock Exchange. Albert Chao, James Chao and Ms. Jenkins are not “independent” as defined by those listing standards. The Compensation Committee’s primary functions include overseeing our executive compensation, director compensation and equity and performance incentive compensation plans and policies. This Committee held five meetings in 2014. The Compensation Committee has adopted a written charter. The Compensation Committee charter is publicly available on our website at: http://www.westlake.com under “Investor Relations—Corporate Governance.”

The Nominating and Governance Committee

The Nominating and Governance Committee is currently comprised of H. John Riley, Jr. (chairman), Robert T. Blakely, Albert Chao, James Chao, Michael J. Graff, Dorothy C. Jenkins, Max L. Lukens and R. Bruce Northcutt (i.e., all the members of the Board of Directors). Since Westlake is considered to be controlled by a principal stockholder under New York Stock Exchange rules, all Nominating and Governance Committee members are not required to be independent as defined by the listing standards of the New York Stock Exchange. Albert Chao, James Chao and Ms. Jenkins are not “independent” as defined by those listing standards. The Nominating and Governance Committee’s primary functions are (1) to identify individuals qualified to become directors of the Company, (2) to recommend to the Board of Directors director candidates to fill vacancies on the Board of Directors and to stand for election by the stockholders at the annual meeting of stockholders, (3) to recommend committee assignments for directors, (4) to monitor and annually assess the performance of the Board of Directors and its committees, and (5) to develop and recommend to the Board of Directors appropriate corporate governance policies, practices and procedures for the Company. In assessing the qualifications of prospective nominees to serve as directors, this Committee will consider, in addition to any criteria set forth in the Bylaws of the Company, each nominee’s personal and professional integrity, experience, skills, ability and willingness to devote the time and effort necessary to be an effective director, and commitment to acting in the best interests of the Company and its stockholders. This Committee held four meetings in 2014. The Nominating and Governance Committee has the authority to retain an executive search firm as needed to identify director candidates. The Nominating and Governance Committee has adopted a written charter. The charter is publicly available on our website at: http://www.westlake.com under “Investor Relations—Corporate Governance.”

The Nominating and Governance Committee will consider nominees recommended by stockholders. Any recommendation should be addressed in writing to the Nominating and Governance Committee, Westlake Chemical Corporation, c/o Corporate Secretary, 2801 Post Oak Blvd., Houston, Texas 77056. Recommendations for potential nominees may come from any source, including members of the Board of Directors, stockholders, self-recommendations or search firms. All persons recommended for a vacant or new Board position will be given equal consideration regardless of the source of the recommendation. The Nominating and Governance Committee takes diversity, broadly defined to include gender, ethnicity, national origin, geographic location, expertise and level and type of career experience, into account in evaluating the qualifications of prospective nominees to the Board.

BOARD LEADERSHIP STRUCTURE

We have separated the positions of chairman of the board and chief executive officer. Mr. James Chao serves as our Chairman of the Board and Mr. Albert Chao serves as our Chief Executive Officer. Our Board has concluded that balance and varying experience and judgment are added to the leadership of the Board by having these two positions filled by different persons.

Mr. James Chao, our Chairman of the Board, is not independent from our management, as “independence” is defined by the rules and regulations of the SEC and the listing standards of the New York Stock Exchange. Our independent directors meet at least once a year. At these meetings, the independent director that presides over the meeting rotates among the independent directors. See “Information Regarding Board of Directors—Executive Sessions.” We believe that this leadership structure is appropriate because we are controlled by TTWF LP, our principal stockholder.

BOARD ROLE IN CORPORATE RISK OVERSIGHT

The Board of Directors has formed a Corporate Risk Committee of our Board of Directors, which is currently comprised of Michael J. Graff (chairman), Robert T. Blakely, Albert Chao, James Chao, Dorothy C. Jenkins, Max L. Lukens, R. Bruce Northcutt and H. John Riley, Jr. (i.e., all of the members of the Board of Directors). This Committee assists the Board in overseeing overall risks inherent in the operations of the Company and the control processes with respect to those risks. Among other things, this Committee reviews the risk-management structure of the Company and reviews management’s identification and assessment of significant risks and its plans to control those risks. The Corporate Risk Committee also reviews management’s systems as they relate to enterprise-wide risks posed by the Company’s physical assets and operating processes and addresses the findings of regulatory agencies concerning the Company’s physical assets and operations. This Committee held four meetings in 2014.

As previously described, our Board’s Audit Committee retains responsibility for oversight of financial risks, including integrity of financial statements, internal controls, derivatives transactions, loan covenant compliance, credit, liquidity, insurance and similar areas. Further, our Board’s Compensation Committee retains responsibility for oversight of compensation and personnel practices, including succession planning and management development. Finally, our Board of Directors retains ultimate responsibility for corporate risk oversight as a whole as well as responsibility for oversight of specific risks not assigned to the Board’s committees. As requested from time to time by the Board and its committees, members of our senior management present reports to the Board and the committees on the risks that we face.

COMPENSATION-RELATED RISK

The Company regularly assesses risks related to its compensation program, including its executive compensation program, and does not believe that the risks arising from the Company’s compensation policies and practices are reasonably likely to have a material adverse effect on the Company. Management reports to the Compensation Committee and the Corporate Risk Committee regarding factors that could mitigate or encourage excessive risk-taking in reference to the compensation practices of the Company. In addition, the Compensation Committee has independently engaged Towers Watson as its compensation consultant to provide regular reports to the Committee regarding best practices, risk factors, program design and related matters. The Compensation Committee also considered the attributes of the Company’s programs, including:

•	The mix of compensation types with an emphasis on performance-based programs,

•	The array of performance metrics to be used in the programs and their alignment with business goals and objectives,

•	The mix of vesting schedules for long-term incentives to help ensure the recognition and retention of talent and returning value to stockholders, and

•	The Company’s stock ownership, pledging and anti-hedging policy for directors, executive officers and certain other officers and employees, which requires such persons to retain 50% of any vested restricted stock and shares of common stock of the Company acquired through the vesting of restricted stock unit awards, net of shares used to pay applicable taxes, until his or her employment or service, as the case may be, with the Company terminates.

CORPORATE GOVERNANCE

We have a Code of Ethics that applies to our principal executive officer, principal financial officer and principal accounting officer, a Code of Conduct that applies to all directors, officers and employees and Principles of Corporate Governance. You can find the above-referenced documents by visiting our website at: http://www.westlake.com under “Investor Relations—Corporate Governance.” We will post on our website any amendments to such documents as well as any waivers that are required to be disclosed by the rules of either the SEC or the New York Stock Exchange.

COMMUNICATIONS WITH DIRECTORS

Any interested party is welcome to communicate with any one or all of our directors by writing to the director or directors, Westlake Chemical Corporation, c/o Corporate Secretary, 2801 Post Oak Blvd., Houston, Texas 77056. The Corporate Secretary will forward these communications to the addressee. If any interested party would like to communicate with the non-management directors or independent directors as a group, the interested party should address such communication as follows: Non-management Directors or Independent Directors (as applicable), c/o Corporate Secretary, Westlake Chemical Corporation, 2801 Post Oak Blvd., Houston, Texas 77056. Upon receipt, Westlake’s Corporate Secretary will forward the communication, unopened, to one of the non-management directors or independent directors, as applicable. Such director will, upon review of the communication, make a determination as to whether it should be brought to the attention of the other non-management directors or independent directors, as applicable, and whether any response should be made to the person sending the communication, unless the communication was made anonymously.

MEETING ATTENDANCE

The Board of Directors held nine meetings in 2014. During 2014, all of our directors attended at least 75% of the total number of meetings of the Board of Directors and any committee on which he or she served during the periods that he or she served. Westlake encourages its directors to attend the annual meeting of stockholders. All eight of our directors attended our annual meeting of stockholders in 2014.

COMPENSATION OF DIRECTORS

Directors who are also full-time officers or employees of Westlake receive no additional compensation for serving as directors. In 2014, all other directors who served for the whole year received an annual cash retainer of $100,000. The Audit Committee chairman received an additional annual retainer of $17,000, the Compensation Committee chairman received an additional annual retainer of $15,000, the Nominating and Governance Committee chairman received an additional annual retainer of $10,000 and the Corporate Risk Committee chairman received an additional annual retainer of $10,000. Under the 2013 Omnibus Incentive Plan (the “2013 Plan”), the Board of Directors, effective August 22, 2014, authorized the issuance of 1,071 restricted stock units to each non-management director. These restricted stock units will vest in three equal installments on August 22, 2015, 2016 and 2017, subject to the grantee’s continuous position as a director of Westlake as of the applicable vesting date. Each such restricted stock unit represents a contingent right to receive one share of Westlake’s common stock at vesting.

The following table sets forth a summary of the compensation earned or paid to our non-management directors in 2014:

	Fees Earned
	or Paid	Stock	Option	All Other
	in Cash	Awards (1)	Awards (2)	Compensation (3)	Total
Name	($)	($)	($)	($)	($)
Robert T. Blakely	111,250	100,021	—	2,217	213,488
Michael J. Graff	105,000	100,021	—	1,184	206,205
Dorothy C. Jenkins	95,000	100,021	—	2,217	197,238
Max L. Lukens	101,000	100,021	—	2,217	203,238
R. Bruce Northcutt	102,500	100,021	—	1,184	203,705
H. John Riley, Jr.	105,000	100,021	—	2,217	207,238

(1)	These amounts represent the grant date fair value of the restricted stock units granted to our directors in 2014, calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. For a discussion of the related valuation assumptions, please see Note 11 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014. As of December 31, 2014, Mr. Blakely, Ms. Jenkins, Mr. Lukens and Mr. Riley each had 874 shares of unvested restricted stock. As of December 31, 2014, each of Mr. Blakely, Mr. Graff, Ms. Jenkins, Mr. Lukens, Mr. Northcutt and Mr. Riley had 2,245 unvested restricted stock units.
(2)	As of December 31, 2014, Mr. Blakely had outstanding options to purchase 1,776 shares of common stock, and Ms. Jenkins had outstanding options to purchase 21,280 shares of common stock.
(3)	“All Other Compensation” amounts represent dividend payments and dividend equivalents with respect to shares of restricted stock and restricted stock units that were paid to the directors before the vesting of the restricted stock or the restricted stock units.

PROPOSAL 1—ELECTION OF CLASS II DIRECTORS

Our Amended and Restated Certificate of Incorporation provides that the Board of Directors be divided into three classes, each consisting, as nearly as possible, of one-third of the total number of directors constituting the Board of Directors, with each class to serve for a term of three years. The following nominees, each of whom is an incumbent Class II director and was nominated by our Nominating and Governance Committee, are proposed for election in Class II, to serve until the annual meeting of stockholders in 2018, or until their successors are elected and qualified:

•	James Chao

•	R. Bruce Northcutt

•	H. John Riley, Jr.

Unless instructed otherwise, the proxies will be voted for the election of the three nominees named above. If any nominee is unable to serve, proxies may be voted for a substitute nominee selected by the Board of Directors, although management is not aware of any circumstance likely to render any of the named nominees unavailable for election.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR

THE ELECTION OF THESE NOMINEES AS CLASS II DIRECTORS.

NOMINEES FOR ELECTION AS CLASS II DIRECTORS

James Chao (age 67). Mr. Chao has been our Chairman of the Board since July 2004 and became a director in June 2003. From May 1996 to July 2004, he served as our Vice Chairman. Mr. Chao also has responsibility for the oversight of our Vinyls business. Mr. Chao has over 40 years of global experience in the chemical industry. From June 2003 until November 2010, Mr. Chao was the executive chairman of Titan Chemicals Corp. Bhd. Prior to that he served as Titan’s Managing Director. He has served as a Special Assistant to the Chairman of China General Plastics Group and worked in various financial, managerial and technical positions at Mattel Incorporated, Developmental Bank of Singapore, Singapore Gulf Plastics Pte. Ltd. and Gulf Oil Corporation. Mr. Chao, along with his brother Albert Chao, assisted their father T.T. Chao in founding Westlake. Mr. Chao is on the board of Baylor College of Medicine and KIPP (Knowledge is Power Program). Mr. Chao received his B.S. degree from Massachusetts Institute of Technology and an M.B.A. from Columbia University.

The Board has concluded that Mr. James Chao should serve as a director of the Company based primarily on his long experience in the global chemicals and plastics industries and his lengthy tenure as a senior officer of the Company. Mr. Chao also brings important perspectives to our board as a member of the Chao family, which controls TTWF LP, our principal stockholder.

R. Bruce Northcutt (age 55). Mr. Northcutt has been a director since May 2013. Mr. Northcutt has been a partner of Navitas Midstream Partners, LLC since November 2013 and the Chairman of the Board, Chief Executive Officer and President of its manager, Navitas Midstream Management, LLC, since May 2014. Mr. Northcutt was the President and Chief Executive Officer and a director of Copano Energy, L.L.C. until its acquisition by Kinder Morgan Energy Partners, L.P. in May 2013. Mr. Northcutt had also served as Copano’s President and Chief Operating Officer from April 2003 until November 2009. Mr. Northcutt served as President of El Paso Global Networks Company from November 2001 until April 2003; Managing Director of El Paso Global Networks Company from April 1999 until November 2001 and Vice President, Business Development, of El Paso Gas Services Company from January 1998 until April 1999. From 1988 until 1998, Mr. Northcutt held positions with various levels of responsibility at El Paso Energy and its predecessor, Tenneco Energy, including supervision of pipeline supply and marketing as well as regulatory functions. He began his career with Tenneco Oil Exploration and Production in 1982, working in the areas of drilling and production engineering. Mr. Northcutt holds a Bachelor of Science degree in Petroleum Engineering from Texas Tech University and is a Registered Professional Engineer in the State of Texas.

The Board has concluded that Mr. Northcutt should serve as a director of the Company based primarily on his extensive experience in the energy industry and his experience as a chief executive officer.

H. John Riley, Jr. (age 74). Mr. Riley has been a director since November 2007. Mr. Riley served as Chairman of the Board of Directors of Cooper Industries, Ltd., from May 1996 until February 2006 and served as its Chief Executive Officer from September 1995 to May 2005. He was President of Cooper Industries, Ltd. from 1992 to 2004, its Chief Operating Officer from 1992 to 1995 and its Executive Vice President, Operations from 1982 to 1992. He was associated with Cooper Industries, Ltd. for more than 40 years. In addition, from 1997 to May 2013 he served as a director of Baker Hughes Incorporated. From 1998 to May 2014, he served as a director of Allstate Corporation. He also currently serves as a director of Post Oak Bank, N.A., a private bank. He is a trustee of the Museum of Fine Arts in Houston and a trustee of Syracuse University. Mr. Riley holds a B.S. in Industrial Engineering from Syracuse University. He also completed the Harvard University Advanced Management Program.

The Board has concluded that Mr. Riley should serve as a director of the Company based primarily on his long experience as a senior officer, including chief executive officer, of a public company engaged in manufacturing.

Class III Directors Serving Until 2016

Robert T. Blakely (age 73). Mr. Blakely has been a director since August 2004. Mr. Blakely served as Chief Financial Officer of the Federal National Mortgage Association (Fannie Mae) from January 2006 until August 2007. He served as Fannie Mae’s Executive Vice President from January 2006 until January 2008. His prior positions include: Executive Vice President and Chief Financial Officer of MCI, Inc. from April 2003 to January 2006; President of Performance Enhancement Group, Ltd. from July 2002 to April 2003; Executive Vice President and Chief Financial Officer of Lyondell Chemical Company from November 1999 to June 2002; Executive Vice President of Tenneco Inc. from 1996 to November 1999 and Chief Financial Officer from 1981 to November 1999; and Managing Director of Morgan Stanley & Co. from 1980 to 1981 and an employee from 1970. He has served on the Board of Directors of Natural Resource Partners L.P. from January 2003 to the present, the Board of Directors of Greenhill & Co., Inc. from April 2009 to the present and the Board of Directors of Ally Financial (formerly GMAC Inc.) from May 2009 to the present. He is a trustee emeritus of Cornell University. At year-end 2012, he completed a five-year term as a Trustee of the Financial Accounting Foundation. He is also a director of the Episcopal Hospital Health Foundation and the Baylor St. Luke’s Medical Center. He holds a B.M.E. degree in mechanical engineering and an M.B.A. in business administration from Cornell University and a Ph.D. from the Massachusetts Institute of Technology.

The Board has concluded that Mr. Blakely should serve as a director of the Company based primarily on his long experience as a corporate executive of public companies, his prior tenure as a senior officer of a company in the chemicals industry, his service as the chief financial officer of several public companies and his broad background in the field of financial accounting.

Albert Chao (age 65). Mr. Chao has been our President since May 1996 and a director since June 2003. Mr. Chao became our Chief Executive Officer in July 2004. Mr. Chao has over 40 years of global experience in the chemical industry. In 1985, Mr. Chao assisted his father T.T. Chao and his brother James Chao in founding Westlake, where he served as Executive Vice President until he succeeded James Chao as President. He has held positions in the Controller’s Group of Mobil Oil Corporation, in the Technical Department of Hercules Incorporated, in the Plastics Group of Gulf Oil Corporation and has served as Assistant to the Chairman of China General Plastics Group and Deputy Managing Director of a plastics fabrication business in Singapore. Mr. Chao is a trustee of Rice University. Mr. Chao received a bachelor’s degree from Brandeis University and an M.B.A. from Columbia University.

The Board has concluded that Mr. Albert Chao should serve as a director of the Company based primarily on his long experience in the global chemicals and plastics industries and his lengthy tenure as a senior officer of the Company. Mr. Chao also brings important perspectives to our Board from his position as a member of the Chao family, which controls TTWF LP, our principal stockholder.

Michael J. Graff (age 59). Mr. Graff has been a director since May 2013. Mr. Graff is Chairman and Chief Executive Officer of American Air Liquide Holdings, Inc. and a Senior Vice President of the Air Liquide Group with responsibility for the Americas, Safety and Industrial Systems Worldwide and is Chairman of the Electronics World Business Line. Mr. Graff joined Air Liquide as President and CEO of Air Liquide USA LLC in April 2007. In January 2009 he took on additional responsibilities and was named President and CEO of American Air Liquide Holdings, Inc. In May 2009, Mr. Graff was named a Corporate Vice President of Air Liquide S.A. and member of the Executive Committee of the Air Liquide Group with responsibilities for North America and Safety and Industrial Systems Worldwide. In January 2010 Mr. Graff’s responsibilities were expanded to include responsibility for all of Air Liquide’s operations in the Western hemisphere (Americas). In April 2012, Mr. Graff’s responsibilities were expanded to include oversight of Air Liquide’s electronic business worldwide and he was named Chairman of the Electronics World Business Line. In January 2013 Mr. Graff was named a Senior Vice Present of the Air Liquide Group and in April 2013 he was named Chairman of American Air Liquide Holdings, Inc. Prior to joining Air Liquide, Mr. Graff began his career with Amoco Corporation and then worked for BP plc, where he last served as President and Chief Executive Officer of BP Polymers Americas from 2001 to 2004. Mr. Graff served as a director of The Lubrizol Corporation from 2009 until it was acquired by Berkshire Hathaway Inc. in 2011. Mr. Graff serves on the Board and the Executive Committee of the American Chemistry Council, on the board of the National Association of Manufacturers, on the Executive Committee of the Society for Chemical Industries and on the board of the

U.S. Chamber of Commerce. Mr. Graff serves on the Board and Executive Committee of Children at Risk. He is also a member of the Greater Houston Partnership and a member of the Energy Forum of the Baker Institute at Rice University. Mr. Graff holds an M.S. in Chemical Engineering from Purdue University, a B.S. in Chemical Engineering from the Illinois Institute of Technology, has studied business at the University of Chicago and has completed executive management programs at the Wharton School of the University of Pennsylvania, the University of Cambridge and the Stanford University Law School.

The Board has concluded that Mr. Graff should serve as a director of the Company based primarily on his extensive experience in the energy, chemicals and polymers industries and his experience as a chief executive officer.

Class I Directors Serving Until 2017

Dorothy C. Jenkins (age 69). Ms. Jenkins has been a director since June 2003. For the past five years, Ms. Jenkins has managed her personal investments. She is also a member of the board of various civic and charitable organizations including Wellesley College. Ms. Jenkins is the sister of James Chao and Albert Chao. She is a graduate of Wellesley College and holds a B.A. in Mathematics.

The Board has concluded that Ms. Jenkins should serve as a director of the Company based primarily on her experience on the boards of charitable and community organizations and her position as a member of the Chao family, which controls TTWF LP, our principal stockholder.

Max L. Lukens (age 66). Mr. Lukens has been a director since August 2004. Since May 2006, Mr. Lukens has managed his personal investments. Mr. Lukens served as President and Chief Executive Officer of Stewart & Stevenson Services, Inc. until May 2006 and prior to that served as its Chairman of the Board from December 2002 to March 2004, and Interim Chief Executive Officer and President, from September 2003 to March 2004. He was also previously employed by Baker Hughes Incorporated from 1981 to January 2000, where he served as Baker Hughes’ Chairman of the Board, President and Chief Executive Officer from 1997 to January 2000. Between 2003 and 2009, he served as a director of NCI Building Systems, Inc. He also served as a director of The Pep Boys—Manny, Moe & Jack from August 2006 until October 2007 and again from June 2009 until September 2011. He was also Chairman of the Board of that company from June 2009 until he resigned in September 2011. Mr. Lukens was a Certified Public Accountant with Deloitte Haskins & Sells for 10 years and received both his B.S. and M.B.A. degrees from Miami University.

The Board has concluded that Mr. Lukens should serve as a director of the Company based primarily on his long experience as a chief executive officer of public companies, as well as his service on the boards of other public companies and his earlier career as a certified public accountant.

SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT

The following table lists information about the number of shares of common stock beneficially owned by each director and each named executive officer listed in the summary compensation table included later in this Proxy Statement, and all of our directors and executive officers as a group. Shares of stock are “beneficially owned” by a person if the person directly or indirectly has or shares the power to vote or dispose of the shares, regardless of whether the person has any economic interest in the shares. A person also beneficially owns shares as to which the person has the right to acquire beneficial ownership within 60 days.

All information in the table is as of March 20, 2015 and is based upon information supplied by the directors and executive officers. Unless otherwise indicated in the footnotes and subject to community property laws where applicable, each of the stockholders named in the table has sole voting and investment power with respect to the shares indicated as beneficially owned.

	Amount and Nature of
	Beneficial Ownership of Common Stock (1)
			Percent of
Directors and Named Executive Officers	Direct (2)	Other	Class
M. Steven Bender	122,663	0	*
Robert T. Blakely	16,756	0	*
Albert Chao	871,101	92,010,554 (3)(4)	69.9%
James Chao	137,320	92,010,554 (4)(5)	69.4%

	Amount and Nature of
	Beneficial Ownership of Common Stock (1)
			Percent of
Directors and Named Executive Officers	Direct (2)	Other	Class
Michael J. Graff	586	0	*
Dave Hansen	40,619	0	*
Dorothy C. Jenkins	60,064	92,010,554 (4)	69.3%
Max L. Lukens	16,384	0	*
R. Bruce Northcutt	586	0	*
H. John Riley, Jr.	18,198	0	*
Jeffrey L. Taylor.	40,423	0	*
All directors and executive officers as a group (16 persons), including those listed above.	1,395,036	92,010,554 (4)	70.3%

*	Less than 1% of the outstanding shares of common stock.
(1)	None of the shares beneficially owned by our directors or executive officers are pledged as security.
(2)	The amounts include shares of common stock that may be acquired within 60 days from March 20, 2015 through the exercise of options held by Mr. Bender (81,496), Mr. Blakely (1,776), Mr. Albert Chao (616,714), Mr. James Chao (37,194), Mr. Hansen (14,812), Ms. Jenkins (21,280), Mr. Taylor (18,920), and all directors and executive officers as a group (818,950). Mr. Riley, Mr. Lukens, Mr. Graff and Mr. Northcutt do not hold any options. The amounts also include unvested shares of restricted stock held by Mr. Blakely (874), Mr. Bender (15,818), Mr. Hansen (11,864), Ms. Jenkins (874), Mr. Lukens (874), Mr. Riley (874), Mr. Taylor (7,910), and all directors and executive officers as a group (54,906), over which such persons have sole voting power but no dispositive power.
(3)	Does not include common stock of the Company owned directly by James Chao and 40,000 shares of common stock owned by the estate of Albert Chao’s mother. Albert Chao disclaims beneficial ownership of these shares.
(4)	Two trusts for the benefit of members of the Chao family, including James Chao, Dorothy C. Jenkins and Albert Chao, are the managers of TTWFGP LLC, a Delaware limited liability company, which is the general partner of TTWF LP. The limited partners of TTWF LP are five trusts principally for the benefit of members of the Chao family, including James Chao, Dorothy C. Jenkins and Albert Chao and two corporations owned, indirectly or directly, by certain of these trusts and by other entities owned by members of the Chao family, including James Chao, Dorothy C. Jenkins and Albert Chao. James Chao, Dorothy C. Jenkins, Albert Chao, TTWF LP and TTWFGP LLC share voting and dispositive power with respect to the shares of our common stock beneficially owned by TTWF LP. James Chao, Dorothy C. Jenkins and Albert Chao disclaim beneficial ownership of the 92,010,554 shares held by TTWF LP except to the extent of their respective pecuniary interest therein.
(5)	Does not include common stock of the Company owned directly by Albert Chao and 40,000 shares of common stock owned by the estate of James Chao’s mother. James Chao disclaims beneficial ownership of these shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth each person known to Westlake who is the beneficial owner of 5% or more of the outstanding shares of our common stock.

	Amount and Nature of
Name of Beneficial Owner	Beneficial Ownership	Percent of Class
TTWF LP (1)	92,010,554	69.2%
2801 Post Oak Boulevard
Houston, Texas 77056

(1)

Two trusts for the benefit of members of the Chao family, including James Chao, Dorothy C. Jenkins and Albert Chao, are the managers of TTWFGP LLC, a Delaware limited liability company, which is the general partner of TTWF LP. The limited partners of TTWF LP are five trusts principally for the benefit of members of the Chao family, including James Chao, Dorothy C. Jenkins and Albert Chao and two corporations owned, indirectly or directly, by certain of these trusts and by other entities owned by members of the Chao family, including James Chao, Dorothy C. Jenkins and Albert Chao. TTWF LP and TTWFGP LLC each have shared voting power and shared dispositive power over 92,010,554 shares of our common stock. As of March 20, 2015, James Chao had sole voting power and sole dispositive power over 137,320 shares of our common stock and shared voting power and shared dispositive power over 92,010,554 shares of our common stock. Dorothy C. Jenkins had sole voting power and sole dispositive power over 59,190 shares of our common stock, sole voting power and no dispositive power over 874 shares of our common stock, and shared voting power and shared dispositive power over 92,010,554 shares of our common stock. Albert Chao had sole voting power and sole dispositive power over 871,101 shares of our common stock and shared voting power and shared dispositive power over 92,010,554 shares of our common stock. James Chao, Dorothy C. Jenkins and Albert Chao disclaim beneficial ownership of the 92,010,554 shares of our common stock held by TTWF LP except to the extent of their respective pecuniary interest therein.

COMPENSATION DISCUSSION AND ANALYSIS

A discussion and analysis of the Company’s executive compensation philosophy, objectives and underlying program is presented below. This discussion includes a review of the following:

•	Compensation Committee Oversight

•	External Advisors

•	The Deliberative Process

•	Compensation Philosophy and Program Objectives

•	Elements of the Program; Internal Pay Equity

•	Prior Votes on Executive Compensation

•	Establishing Compensation Levels

•	Post-Employment Programs

•	Employment Agreements; Severance and Change-in-Control Arrangements

•	Deferred Compensation Programs

Compensation Committee Oversight

The Board of Directors has established a Compensation Committee (the “Committee”) to review and provide oversight of the compensation programs of the Company and the compensation of the Principal Executive Officer (the “PEO”), the other officers named in the Summary Compensation Table (together with the PEO, the “Named Executive Officers” or the “NEOs”) and other employees designated as executive officers of the Company (collectively, the “Executives”).

Since Westlake is considered to be controlled by its principal stockholder under New York Stock Exchange rules, all Committee members are not required to be independent as defined by the listing standards of the New York Stock Exchange. The Committee is currently composed of five independent board members, one of whom serves as the Committee’s chair, and three non-independent members of the Board, one of whom is the PEO, one of whom is the Chairman of the Board and the last of whom is the sister of the PEO and the Chairman of the Board.

The Committee operates under the provisions of a charter and meets periodically throughout the year. The Committee’s duties include the following:

•	reviewing and approving the corporate goals and objectives relevant to the PEO’s compensation annually, evaluating the PEO’s performance in light of the goals and objectives and determining the PEO’s compensation level based upon the performance evaluation and other relevant factors;

•	reviewing and approving the PEO’s assessment of, and compensation recommendations for, the NEOs and other Executives;

•	administering and making recommendations to the Board with respect to the design of the Company’s incentive compensation plans, equity-based plans and other compensation and benefit plans and the issuance of stock and other awards under these plans;

•	reviewing and making recommendations to the Board with respect to the fees and other compensation received by directors and board committee members;

•	reviewing matters related to the succession plan for the PEO and other Executives;

•	reviewing and approving employment agreements for Executives and change-in-control protection offered to non-Executive employees of the Company, if any; and

•	producing a compensation committee report to be included in the annual proxy statement of the Company as required by applicable rules and regulations.

External Advisors

To assist the Committee in respect of its oversight responsibilities, the Committee periodically utilizes the services of independent third-party compensation consultants to conduct compensation surveys and determine compensation trends, analyze and assess the Company’s compensation systems and programs, review current legal, accounting and administrative matters associated with executive compensation and offer opinions as to the effectiveness and competitiveness of the program. For 2014 the Committee directly engaged the services of Towers Watson as a compensation consultant to advise the Committee on executive compensation matters. Towers Watson assists the Committee by providing updated comparative market data on compensation programs and practices of peer competitors, the broader-based chemical industry and general industry. Towers Watson also assists the Company with general compensation consultation regarding employees other than the NEOs. In 2014 the Company paid Towers Watson approximately $64,000 for executive compensation advisory services and approximately $415,000 for other consulting services (primarily related to certain acquisition projects). The decision to engage Towers Watson for the non-executive compensation consulting services was determined by management and approved by the Committee. In November 2014, the Committee assessed whether the work of Towers Watson for the Company during 2014 raised any conflict of interest and concluded that no conflict of interest exists.

The Deliberative Process

In establishing target executive compensation, the Committee has selected a set of peer group companies (the “Peer Group”) that is used as one of the means in helping to establish executive compensation targets. The companies that comprise the Peer Group are selected annually from among companies within the chemical industry of relative comparable size to Westlake, with executive positions of similar scope and responsibility and from among companies with which Westlake may compete for executive talent. The following companies make up the Peer Group as adopted by the Committee in 2014:

Airgas Inc.	Eastman Chemical Company
Air Products and Chemicals, Inc.	FMC Corporation
Albemarle Corporation	Huntsman Corporation
Ashland Inc.	The Mosaic Company
Axiall Corporation	Olin Corporation
Cabot Corporation	PolyOne Corporation
Celanese Corporation	RPM International Inc.
CF Industries Holdings, Inc.	The Valspar Corporation
Chemtura Corporation	W.R. Grace & Co.

The Peer Group was adjusted in November 2014, in order to take into account the increased size and complexity of the Westlake organization resulting from Westlake’s acquisition of Vinnolit Holdings GmbH (“Vinnolit”), by adding Air Products and Chemicals, Inc., Ashland Inc., CF Industries Holdings, Inc., Huntsman Corporation and The Mosaic Company to, and removing International Flavors & Fragrances Inc., Rockwood Holdings, Inc., A. Schulman Inc., Cytec Industries Inc., Eastman Chemical Company and The Scotts Company LLC from, the Peer Group used for 2013.

The Committee may add or replace companies in the Peer Group as warranted to reflect changes in the size, business profile and publicly-listed status of the companies in the Peer Group to help ensure that companies more comparable in size and business profile to the Company are included.

In addition to referring to the Peer Group, Towers Watson utilizes survey data from its proprietary general industry and chemical industry databases, including, but not limited to, the Towers Watson CDB Executive Survey as well as the Hay Group Chemicals Industry survey and other relevant market information, that compare the compensation of executives at numerous companies in similar positions as the NEOs (the “Market Survey”). The Market Survey is used in conjunction with the Peer Group data (collectively, the “Reference Points”) to help validate the market findings and more specifically establish market compensation rates for positions for which there are limited Peer Group data and/or for positions that are not industry-specific and for which the Company would need to recruit on a broader basis (for instance, Chief Financial Officer). Finally, in establishing the target executive compensation, the Committee takes a total compensation view to include base pay, cash bonuses and long-term incentive and equity awards, so that as long as the composite total compensation of an NEO is competitive with the Reference Points, individual components may fall below or above the median of the Reference Points. In conducting its surveys for the Reference Points, Towers Watson reports directly to the Committee on each component and on a composite total compensation basis.

The Committee meets annually in February to specifically address the compensation of the PEO, other NEOs and other Executives. During this meeting, the Committee reviews the achievement of the Company’s goals and objectives, including the Company’s performance relative to its competitors within the commodity chemical industry, including those direct competitors within the Peer Group, and the Committee reviews the Reference Points as well as other relevant factors established by the Committee for the PEO and the factors established by the PEO in setting and approving the other NEOs’ compensation. During this annual review meeting the PEO also presents his recommendations to the Committee regarding the compensation to be provided to the other NEOs and other Executives. The PEO and the Committee, after considering data from the Reference Points and other relevant factors, set the compensation for these Executives.

Compensation Philosophy and Program Objectives

The Company has designed and maintains a comprehensive executive compensation program as a means of:

•	attracting, rewarding and retaining top executive talent in support of the Company’s vision, mission and objectives;

•	maintaining market competitiveness with the Company’s peer group compensation programs and practices;

•	encouraging and rewarding the achievement of specific individual, business segment and corporate goals and objectives;

•	placing a significant portion of total compensation at risk through variable pay components, including upside potential where targeted objectives are exceeded, to promote management action to create added stockholder value;

•	aligning management interests with the interests of the stockholders; and

•	balancing short-term objectives with long-term strategic initiatives and thinking through the design of both short-term and long-term pay programs.

Elements of the Program; Internal Pay Equity

The Company’s executive compensation program contains a combination of both short-term and long-term elements designed to reward and encourage near-term goal accomplishment as well as to reward and encourage long-term strategic thinking and actions that benefit the Company and its stockholders. These combined elements, in tandem with employee benefits and a limited number of perquisites, form the basis of Westlake’s total compensation system. These elements have been chosen as the compensation components designed to allow the Company to adhere to the above stated compensation philosophy and program objectives which include remaining “market competitive” with its peers in the chemical industry and the broader market for executive talent. Each element has been allocated in the total compensation package in an attempt to find a balance between short-term and long-term rewards as well as cash and non-cash forms of payment. Further, the total compensation program seeks to place a significant amount of pay “at risk” through the use of variable pay elements. The Committee has determined that based on the Reference Points and their broad corporate-wide responsibilities, the PEO and the Chairman, as compared with other NEOs, should receive a higher portion of their total compensation from “at risk” components given their ability to influence Company performance and the desire of the Committee to further incentivize the PEO’s and the Chairman’s ongoing efforts to create value for the stockholders. The relative difference in pay between the PEO and the Chairman primarily reflects the difference in job scope and responsibility between the two positions and is further validated by the Reference Points data, which show that the PEO is typically the highest paid position. The relationship in pay among the other NEOs is driven by variation in job scope and level of responsibility, the Reference Points data, individual performance, internal equity and other factors as determined by the Committee as appropriate.

Prior Votes on Executive Compensation

In approving the 2014 compensation of the NEOs, the Committee considered the results of the advisory vote on the say-on-pay proposal at the 2011 annual general meeting of stockholders, at which a substantial majority of the votes cast on the say-on-pay proposal were voted in favor of the proposal. The Committee did not change its executive compensation approach based on the vote. At the 2014 annual general meeting, a substantial majority of the votes cast on the say-on-pay proposal were again voted in favor of the proposal. The Committee will continue to consider the outcome of the Company’s say-on-pay votes when making future compensation decisions for the NEOs. Also at the 2011 annual meeting, a substantial majority of the votes cast on the advisory vote on the frequency of the say-on-pay proposal were voted in favor of holding that vote every three years. The Committee expects to hold another advisory vote on executive compensation in 2017.

Establishing Compensation Levels

On an annual basis as the Committee meets to set the target compensation for the PEO, other NEOs and other Executives, the Committee considers the responsibility and scope of the individual job assignments as well as the Executive’s job performance and achievements measured against a variety of goals and objectives. As a first step, the PEO provides his evaluation of each Executive based upon the achievement of goals and objectives unique to a business segment or a corporate assignment and an assessment of the Executive’s individual contribution and effort and a variety of managerial success factors. Next, the Committee may make its own assessment of each Executive based upon the interaction Committee members have had with the Executive throughout the year. Lastly, once the Committee considers all of these factors in tandem with the Reference Points, the Committee establishes the compensation target for each element of the total compensation program.

Base Pay—This element is the principal cash compensation component of the Company’s program and is designed to provide the Executive with a market-competitive minimum level of compensation. In setting base pay rates for 2014, the Committee considered the Reference Points, the scope and range of responsibility, accountability and business impact of the position as well as current economic conditions to aid it in evaluating and matching the positions with the market and setting fair-market competitive base pay targets. In setting base pay rates for Executives, the Committee has determined that, based on advice of its independent consultant, Towers Watson, the base pay of the Executives can generally be considered as competitive if targeted to be within 90% to 110% of the 50th percentile of the market depending on the performance of the individual Executive, the magnitude of adjustments deemed necessary by the Committee to ensure retention of the Executive and the performance of the Company. The Committee also recognizes that market pricing is an inexact science and that base pay above or below that range may be required to meet market demand or to recognize individual performance or experience levels. The Committee does not set a specific fixed target percentage for any of the NEOs but generally works to set the base pay of each NEO to be within the range at its discretion based upon market and performance factors. Base pay is evaluated on an annual basis using then current market information, and the Committee may authorize an adjustment to:

•	ensure that the Executive’s current base pay is within the acceptable target level as determined by the Committee;

•	ensure internal equity;

•	recognize individual performance and contributions; or

•	recognize changes in responsibility or the scope of the Executive’s position.

For additional information on the salaries paid to the PEO and the other NEOs during 2014, see “Executive Compensation—2014 Summary Compensation Table.” In February 2015, the Committee set the base salaries for the NEOs as follows: $953,000 for Mr. Albert Chao, $762,000 for Mr. James Chao, $500,000 for Mr. Bender, $379,000 for Mr. Taylor and $381,000 for Mr. Hansen. The salaries of Mr. Albert Chao, Mr. James Chao, Mr. Bender, Mr. Taylor and Mr. Hansen were increased from $925,000, $740,000, $462,000, $368,000 and $370,000, respectively, after consideration of the Reference Points.

Cash Incentive Plans/Bonuses—For 2014, the PEO, other NEOs and other Executives were eligible to be considered to receive payments under the Company’s Annual Incentive Plan (“AIP”) and Quarterly Incentive Plan (“QIP”). The AIP is designed to conform to the provisions of the Westlake Chemical Corporation 2013 Omnibus Incentive Plan (the “2013 Plan”). The Committee administers the AIP with respect to the Executives, and the PEO (or any other Executive to whom the PEO may delegate such authority) administers the AIP with respect to other participants. Awards under the AIP are intended to qualify as “qualified performance awards” under the 2013 Plan that comply with the rules applicable to performance-based compensation pursuant to Section 162(m) of the Internal Revenue Code. The bonus potential of the AIP and QIP plans has been designed to serve as a significant incentive for continuous improvement and to provide compensation opportunities that are competitive within the market with an emphasis on the Company’s peers within the chemical industry.

AIP. Under the terms of the AIP, a target bonus percentage is established by the Committee for the PEO, other NEOs and other Executives generally ranging from 30% to 100% of base pay (as of the end of the previous year) depending on the position, level and range of responsibility of the employee. The Committee uses the target bonuses as reference points but retains the discretion to award bonuses based on the specific factors described below with respect to individual NEOs. In establishing the target bonus, the Committee reviews the Reference Points with respect to the PEO and the PEO’s recommendations and the Reference Points with respect to the other NEOs. The Committee set the AIP target bonuses for 2014 and 2015 as follows (as a percentage of base pay):

	2014	2015
Mr. Albert Chao	100%	100%
Mr. James Chao	85%	85%
Mr. Bender	60%	65%
Mr. Taylor	50%	50%
Mr. Hansen	50%	55%

Changes in the target bonuses for Mr. Bender and Mr. Hansen were made in consideration of the Reference Points data with respect to comparable positions.

No bonus payment is authorized under the AIP unless one of the performance goals established by the Committee for the performance period is satisfied. For 2014, the Committee approved the following threshold metrics for the AIP, any one of which must have been met in order to authorize bonus payments under the AIP for 2014:

1.	Total Shareholder Return (“TSR”)—the Company’s TSR relative to the Peer Group must be within the top two-thirds. For this purpose, TSR is defined as: (A) the average of the daily average stock price for the 90-day period ended on December 31, 2014, minus the average of the daily average stock price for the 90-day period ended on December 31, 2013, plus dividends paid, divided by (B) the average of the daily average stock price for the 90-day period ended on December 31, 2013.

2.	Return on Capital—Return on Capital must be equal to or greater than 33% of the weighted average cost of capital. For this purpose, “Return on Capital” is defined as net operating profit after tax of the Company on a consolidated basis, divided by capital employed.

3.	Budgeted SGA—the selling, general and administrative expenses (“SGA”) for 2014 must be equal to or less than $161 million.

In February 2015, the Committee reviewed the results of the Company with respect to these performance goals and certified that all three of these goals had been met for 2014, as follows:

1.	The Company’s TSR relative to the Peer Group was determined to be within the top two-thirds at the approximate 94th percentile.

2.	The Return on Capital was equal to approximately 287% of the weighted average cost of capital.

3.	The SGA for 2014 against budget (excluding unbudgeted SGA relating to business development and acquisitions, such as the Vinnolit acquisition) was $160 million.

The Committee then reviewed the contributions and performance of the PEO and each of the other NEOs during 2014 and, in its discretion, awarded bonus payments under the AIP to the PEO and each of the other NEOs. In its deliberations, the Committee recognized the record year for the Company and the achievement of a number of significant strategic initiatives, including the acquisition of Vinnolit and the initial public offering of Westlake Chemical Partners LP

(“Westlake Partners”). Mr. Albert Chao was awarded a bonus payment equal to 290% of his target bonus and Mr. James Chao was awarded a bonus payment equal to 290% of his target bonus, in each case based on the record earnings and performance of the Company and the successful completion of a number of important strategic projects and initiatives (such as the acquisition of Vinnolit and the completion of the initial public offering of Westlake Partners). The Committee awarded Mr. Bender a bonus payment equal to 361% of his target bonus in consideration of his leadership role in maintaining a strong balance sheet and his leadership role on a variety of business development and strategic projects (such as the acquisition of Vinnolit and the completion of the initial public offering of Westlake Partners). The Committee awarded Mr. Taylor a bonus payment equal to 299% of his target bonus based upon the financial performance and continued strong competitive position of the polyethylene business as well as Mr. Taylor’s continued support in strengthening and leading the enterprise-wide logistics function. The Committee awarded Mr. Hansen a bonus payment equal to 291% of his target bonus based upon his leadership in a variety of corporate communications, human resources and information technology initiatives and his support of the acquisition of Vinnolit and the initial public offering of Westlake Partners.

In February 2015, the Committee approved a set of metrics substantially similar to those used for the 2014 AIP plan year, any one of which must be met in order to authorize bonus payments for the 2015 AIP plan year.

The cash bonus payments are typically made in March of each year.

QIP. The QIP is a short-term cash incentive designed for the general employee population including the NEOs and the other Executives and is paid to all eligible employees on a quarterly basis for the achievement of short-term operating goals for their respective departments, units or operations. For example, the targets in 2014 for an operating unit under either the olefins or the vinyls business segment included a variety of operational and commercial goals, including production and sales volumes, raw material usage and yields, as well as goals to limit or reduce safety and environmental incidents and to improve product quality. The QIP award for the NEOs with corporate assignments (Messrs. Albert Chao, James Chao, Bender and Hansen) was based upon keeping operating expenses within budgeted amounts for the applicable corporate departments and a weighted average of the factors for each of the business segments. For 2014, there were dozens of these targets for each NEO, no single one of which was material. All of the goals are established and weighted by management and approved by the PEO at the beginning of each year and are measured each quarter to determine the level of goal achievement and the payment amount. Although the QIP results are measured and a payment is received each quarter, the QIP provides for a make-up provision at the end of the year so that if the targets were not met in the previous quarters, but were met at the end of the year, the participants will be eligible to receive a make-up payment for having achieved the targets for the full year.

The goal-setting process includes the establishment of targets that seek to foster continuous improvement in all aspects of the Company’s operations and in any given year to focus on the most important elements facing the operations at the time. The targeted quarterly payment under these plans for 2014 for each of the NEOs was 2% of base salary per quarter, or 8% on an annual basis. These target percentages reflect similar percentages for almost all similarly situated employees at Westlake. Payment is based upon the rate of actual goal achievement: in other words, if 60% of the quarterly targets were met, then 60% times 2% would be paid, or 1.2%. In all cases, however, the final payment is subject to the Company meeting a return on capital employed (“ROCE”) target which is specific only to the QIP and is established by the PEO at his discretion at the beginning of each Plan Year. The QIP ROCE target for 2014 was 5.25%. In the event the ROCE target is met, 100% of the QIP payment will be authorized, subject to the achievement of the actual goals. If the ROCE target is not met but is above 0%, then a prorated QIP payment will be authorized, subject to the achievement of the actual goals. If the ROCE target is 0% or below, a payment of 25% of the QIP will be authorized, subject to the achievement of the actual goals. The full year results of the QIP for 2014 for the NEOs is noted below:

	Target	Adjustments made
	Achievement	as a result of ROCE	Payout
Mr. Albert Chao	71.2%	None	$52,473
Mr. James Chao	71.2%	None	$41,980
Mr. Bender	71.2%	None	$26,211
Mr. Taylor	76.1%	None	$22,404
Mr. Hansen	71.2%	None	$21,062

Long-Term Incentives (“LTI”)—A long-term equity and cash-based incentive program has been adopted by the Board of Directors to foster a long-term view of the business, assist in retaining and rewarding Executives for their efforts and achievements and provide management with an ownership interest in the Company to help to further align their actions with the interests of the stockholders. Under the terms of the 2013 Plan, the Company may grant Executives a variety of stock-based and cash-based compensation awards. In determining the targeted LTI award, the Committee utilizes the same deliberative process as earlier described for base pay and cash incentives. The Committee reviews the Reference Points and recommendations from Towers Watson and the PEO, then sets a LTI target for each of the NEOs, which is a percentage of base pay based upon each NEO’s base pay as of the previous year end. As with other elements of the Company’s compensation program, the size of these awards is based upon the level and scope of the Executive’s job, the performance of the individual and competitive market forces. The Committee determined that to be competitive with relevant companies set forth in the Reference Points, the LTI targets for the PEO and other NEOs should be no less than 80% and no higher than 110% of the market 50th percentile for long-term incentives for similarly situated executives at companies set forth in the Reference Points. For more information on LTI awards granted to the NEOs in 2014, please see “Executive Compensation—2014 Grants of Plan-Based Awards.” After reviewing the Reference Points at meetings in February 2014 and 2015, the Committee set the LTI targets for Messrs. Albert Chao, James Chao, Bender, Taylor and Hansen as outlined below.

The LTI targets (each as a percentage of base pay for an NEO) set for the PEO and the other NEOs by the Committee for 2014 and 2015 are as follows:

	2014	2015
Mr. Albert Chao	275%	300%
Mr. James Chao	275%	300%
Mr. Bender	135%	160%
Mr. Taylor	90%	90%
Mr. Hansen	90%	125%

Changes in the LTI targets for Mr. Bender and Mr. Hansen were made in consideration of the Reference Points data with respect to comparable positions.

The Committee granted the LTI awards using three separate components, each comprising one-third of the value of the overall award:

•	Non-qualified stock options;

•	Restricted stock units; and

•	Long-term cash performance awards.

The Committee, after consultation with management and Towers Watson, has chosen this program to recognize the unique characteristic of each award type. While all three types of awards provide Executives with an incentive to help grow the value of the Company and the corresponding value of the stock, options may experience more volatility over the term of the award, and the Executives may receive no compensation if the price of the Company’s shares never exceeds the exercise price of the options following vesting of the options. On the other hand, restricted stock unit awards put direct shares into the hands of management and give them a more direct line of sight to the potential value they might realize. In addition, the long-term performance cash award is designed to provide added incentive as an upside potential payment in cash based on the achievement of a performance target. Thus, the Committee believes the equal split of awards of stock options, restricted stock units and long-term cash performance awards provides an overall balanced award.

Non-Qualified Stock Options—Under the provisions of the 2013 Plan, the Company may grant non-qualified stock options to executive and senior management personnel. The Board of Directors typically grants these awards annually during the first quarter of the year in conjunction with the first Board of Directors meeting of the year. The grant price for these awards is based upon the mean of the high and low market price for shares of the Company’s common stock on the date of the award as approved by the Board of Directors. All annual stock options granted by the Board of Directors to date have had a 10-year term with a three- or four-year ratable vesting period. The Company has not made any post-award adjustments in grant dates or grant prices.

Restricted Stock Units—As with stock options, the Board of Directors typically grants awards of restricted stock units annually during the first quarter of the year in conjunction with the first Board of Directors meeting of the year. Each restricted stock unit award granted by the Board of Directors represents one share and is scheduled to vest 100% at the end of a three-year period as a means of strengthening the Company’s overall executive retention efforts. Historically, the Company granted restricted stock awards for this component of the LTI awards. However, beginning in 2013, the Company decided to grant restricted stock unit awards in order to streamline administration.

Long-Term Cash Performance Awards— The long-term cash performance awards granted in February 2014 are subject to a three-year performance period beginning on January 1, 2014 and ending on December 31, 2016. The amount of cash received will be based upon either the Company’s total shareholder return compared with the total shareholder return of the Peer Group for 2014 (threshold performance requires a relative total shareholder return rank of at least the 33rd percentile; target performance requires a rank of at least the 50th percentile; and maximum performance requires a rank of at least the 75th percentile) or the Company’s return on the cost of capital (threshold performance requires returns equal to at least 50% of the weighted average cost of capital (“WACC”); target performance requires a return equal to at least the WACC; and maximum performance requires a return equal to at least two times the WACC), whichever measure results in the greater payout.

	Threshold Performance	Target Performance	Maximum Performance
Payment Rate	25% of target value	100% of target value	200% of target value

Performance Rate	33.3rd percentile	50th percentile	75th percentile
(Relative TSR)

Performance Rate	at least .5X	at least 1X *	at least 2X
(Return on Cost of Capital)

*	“X” equals a return equal to the WACC

If at least the threshold performance is attained, the long-term performance awards will be paid in cash after the Committee determines the performance level.

The Company granted long-term cash performance awards in February 2015 with terms and conditions substantially similar to the 2014 awards.

Stock Ownership, Pledging and Anti-Hedging Policy—In an effort to further align the interests of the Executives and the stockholders, the Committee has adopted a policy that requires the PEO, each other NEO and other key Executives, as well as directors, to retain 50% of any vested restricted stock and shares of common stock of the Company acquired through the vesting of restricted stock unit awards, net of shares used to pay applicable taxes, until his or her employment or service, as the case may be, with the Company terminates.

Perquisites—All Executives are eligible for a Company-paid membership in a local dining and/or athletic club and a Company-paid annual physical examination. These perquisites are provided as further means to attract and retain Executives, to provide Executives with access to facilities that may also be used for business entertainment and to promote personal health and wellness.

Post-Employment Programs—Executives are eligible for participation in the same retirement, pension and post-retirement benefit programs as all employees within their respective business units. The Company does not provide any supplemental executive retirement or pension benefit. The Company’s primary retirement benefit is the Westlake Savings Plan, a 401(k) defined contribution plan, and participating employees, including Executives, are eligible for a matching contribution from the Company based upon the plan provisions. Additionally, the Company provides an annual contribution to the plan for all eligible employees and Executives equal to 6% of their annualized base pay in 2014 and to 8% of their annualized base pay in 2015 up to the IRS limits ($260,000 for 2014 and $265,000 for 2015).

Employment Agreements; Severance and Change-in-Control Arrangements—The Company does not have employment agreements with any of the NEOs; however, each Executive, including each of the NEOs, is typically provided an offer letter of employment containing the principal elements of the employment arrangement, including compensation. None of these offer letters currently contains a provision for payments upon a change in control.

Deferred Compensation Programs—The Company has no deferred compensation programs except for the standard provisions of the Company’s 401(k) plan and provisions of Section 125 of the Internal Revenue Code whereby salary is reduced for taxation since the 401(k) contributions are made by employees on a pre-tax basis, thereby reducing their salary and taxable income.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The following report has been submitted by the Compensation Committee of the Board of Directors:

The Compensation Committee of the Board of Directors has reviewed and discussed the Company’s Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement for its 2015 annual meeting of stockholders, which is incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, each as filed with the Securities and Exchange Commission.

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

R. Bruce Northcutt, Chairman Robert T. Blakely Albert Chao James Chao Michael J. Graff Dorothy C. Jenkins Max L. Lukens H. John Riley, Jr.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Albert Chao, James Chao and Dorothy C. Jenkins are currently members of the Compensation Committee and are not “independent” as defined by the listing standards of the New York Stock Exchange. Michael J. Graff, Max L. Lukens, R. Bruce Northcutt, H. John Riley, Jr. and Robert T. Blakely are also currently members of the Compensation Committee. Under the corporate governance rules of the New York Stock Exchange, we are considered to be controlled by TTWF LP, so we are eligible for, and have elected to take advantage of, the exemption from the provisions of those rules requiring a compensation committee composed entirely of independent directors.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely on a review of the copies of reports furnished to us during the year ended December 31, 2014 and written representations from our officers and directors, we believe all stock transaction reports required to be filed with the SEC under Section 16(a) of the Securities Exchange Act of 1934 in 2014 were timely filed by all directors, officers and beneficial owners of more than 10% of our common stock, with the exception of one Form 4 for each of Messrs. Blakely, Graff, Lukens, Northcutt and Riley and Ms. Jenkins (reporting the vesting of restricted stock units).

EXECUTIVE COMPENSATION

The following tables provide information regarding the compensation awarded to or earned during 2014 by the NEOs.

2014 Summary Compensation Table

					Non-Equity
			Stock	Option	Incentive Plan	All Other
Name and		Salary (1)	Awards (2)	Awards (3)	Compensation (4)	Compensation (5)	Total
Principal Position	Year	($)	($)	($)	($)	($)	($)
Albert Chao	2014	920,167	821,337	821,337	4,171,849	56,898	6,791,588
President and Chief	2013	891,333	651,000	651,000	3,508,239	51,993	5,753,566
Executive Officer	2012	862,500	720,188	720,188	3,121,587	233,583	5,658,046

James Chao	2014	736,167	657,300	657,300	3,015,280	50,964	5,117,011
Chairman	2013	713,333	521,250	521,250	2,466,677	46,454	4,268,964
	2012	690,500	576,150	576,150	2,200,595	184,180	4,227,575

M. Steven Bender	2014	459,667	201,656	201,656	1,419,811	44,391	2,327,181
Senior Vice President,	2013	444,333	184,600	184,600	1,019,862	39,861	1,873,257
Chief Financial Officer and Treasurer	2012	423,333	196,800	196,800	883,206	110,855	1,810,994

Jeffrey L. Taylor	2014	366,167	107,097	107,097	790,712	36,180	1,407,253
Senior Vice President,	2013	355,167	103,800	103,800	691,101	33,673	1,287,541
Polyethylene	2012	344,167	109,154	109,154	635,830	72,430	1,270,735

David R. Hansen
Senior Vice President,	2014	382,000	110,936	110,936	786,502	38,601	1,428,975
Administration	2013	366,000	103,800	103,800	672,481	35,402	1,281,483

(1)	See “Compensation Discussion and Analysis—Establishing Compensation Levels—Base Pay” for more information on base salary.
(2)	These amounts represent the grant date fair value of restricted stock unit awards granted to our named executive officers in the applicable year, calculated in accordance with FASB ASC Topic 718. For a discussion of the related valuation assumptions for the restricted stock unit awards, please see Note 10 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014.
(3)	These amounts represent the grant date fair value of stock option awards granted to our named executive officers in the applicable year, calculated in accordance with FASB ASC Topic 718. For a discussion of the related valuation assumptions for the stock option awards, please see Note 10 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014.
(4)	For 2012, 2013 and 2014, the amounts represent the sum of (A) the QIP incentive bonus earned in the applicable year, (B) the AIP annual cash incentive earned in the applicable year and (C) an amount earned in 2012, 2013 and 2014 with respect to the long-term cash performance award granted in February 2010, February 2011 and February 2012, respectively. The amounts of the annual cash incentives earned for 2014 were $2,679,000 for Mr. Albert Chao, $1,821,000 for Mr. James Chao, $1,000,000 for Mr. Bender, $550,000 for Mr. Taylor and $539,000 for Mr. Hansen. The long-term cash performance awards granted in February 2012 paid out at 200% of target value based on relative TSR achievement during the performance period as follows: $1,440,376 for Mr. Albert Chao, $1,152,300 for Mr. James Chao, $393,600 for Mr. Bender, $218,308 for Mr. Taylor and $226,440 for Mr. Hansen.

(5)	The amounts include the following in 2014:

	Westlake Matching
	Contributions
	to 401(k) Savings Plan		Cash Dividends on
	and Additional Contributions of		Unvested Restricted
	6% of Annualized	Term Life	Stock and Dividend
	Base Pay (Up to $260,000	Insurance	Equivalents on Unvested
	In 2014)	Premiums	Restricted Stock Units
Albert Chao	$26,000	$1,188	$29,710
James Chao	$26,000	$1,188	$23,776
M. Steven Bender	$26,000	$1,188	$17,203
Jeffrey L. Taylor	$26,000	$1,166	$9,014
David R. Hansen	$26,000	$1,172	$11,429

The amounts include the following in 2013:

	Westlake Matching
	Contributions
	to 401(k) Savings Plan		Cash Dividends on
	and Additional Contributions of		Unvested Restricted
	6% of Annualized	Term Life	Stock and Dividend
	Base Pay (Up to $255,000	Insurance	Equivalents on Unvested
	In 2013)	Premiums	Restricted Stock Units
Albert Chao	$25,500	$1,188	$25,305
James Chao	$25,500	$1,188	$19,766
M. Steven Bender	$25,500	$1,188	$13,173
Jeffrey L. Taylor	$25,500	$1,131	$7,042
David R. Hansen	$25,500	$1,172	$8,729

The amounts include the following in 2012:

	Westlake Matching
	Contributions
	to 401(k) Savings Plan
	and Additional Contributions of
	6% of Annualized	Term Life	Cash Dividends on
	Base Pay (Up to $250,000	Insurance	Unvested Restricted
	In 2012)	Premiums	Stock
Albert Chao	$25,000	$1,080	$207,503
James Chao	$25,000	$1,080	$158,100
M. Steven Bender	$25,000	$1,080	$84,775
Jeffrey L. Taylor	$25,000	$996	$46,434

2014 Grants of Plan-Based Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (1) (#)	All Other Option Awards: Number of Securities Underlying Options (2) (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (3) ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Albert Chao	2/14/2014	—	—	—	—	—	—	12,838	—	—	821,337
	2/14/2014	—	—	—	—	—	—	—	39,988	63.978	821,337
		211,979	847,917(4)	1,695,834	—	—	—	—	—	—	—
		—	925,000(5)	—	—	—	—	—	—	—	—
		—	74,000(6)	—	—	—	—	—	—	—	—
James Chao	2/14/2014	—	—	—	—	—	—	10,274	—	—	657,300
	2/14/2014	—	—	—	—	—	—	—	32,000	63.978	657,300
		169,583	678,333(4)	1,356,666	—	—	—	—	—	—	—
		—	629,000(7)	—	—	—	—	—	—	—	—
		—	59,200(8)	—	—	—	—	—	—	—	—
M. Steven Bender	2/14/2014	—	—	—	—	—	—	3,152	—	—	201,656
	2/14/2014	—	—	—	—	—	—	—	9,816	63.978	201,656
		51,975	207,900(4)	415,800	—	—	—	—	—	—	—
		—	277,200(9)	—	—	—	—	—	—	—	—
		—	36,960(10)	—	—	—	—	—	—	—	—
Jeffrey L. Taylor	2/14/2014	—	—	—	—	—	—	1,674	—	—	107,097
	2/14/2014	—	—	—	—	—	—	—	5,214	63.978	107,097
		27,600	110,400(4)	220,800	—	—	—	—	—	—	—
		—	184,000(11)	—	—	—	—	—	—	—	—
		—	29,440(12)	—	—	—	—	—	—	—	—
David R. Hansen	2/14/2014	—	—	—	—	—	—	1,734	—	—	110,936
	2/14/2014	—	—	—	—	—	—	—	5,404	63.978	110,936
		27,750	111,000(4)	222,000	—	—	—	—	—	—	—
		—	185,000(13)	—	—	—	—	—	—	—	—
		—	29,600(14)	—	—	—	—	—	—	—	—

Share numbers in the table above give effect to the stock split that was effectuated on March 18, 2014.

(1)	Represents the number of restricted stock units that will vest on February 14, 2017. The named executive officers receive dividend equivalents with respect to the restricted stock units.
(2)	Represents stock options that vested or will vest in three equal installments on February 14, 2015, February 14, 2016 and February 14, 2017.
(3)	Represents the grant date fair value of the awards calculated in accordance with FASB ASC Topic 718. For a discussion of the related valuation assumptions, please see Note 10 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014.
(4)	Represents a long-term cash performance award subject to a three-year performance period beginning on January 1, 2014 and ending on December 31, 2016. The amount of cash received will be based upon either Westlake’s total shareholder return compared with the total shareholder return of the Peer Group for 2014 (threshold performance requires relative total shareholder return rank of at least the 33rd percentile; target performance requires a rank of at least the 50th percentile; and maximum performance requires a rank of at least the 75th percentile) or Westlake’s return on the cost of capital (threshold performance requires returns equal to at least 50% of the weighted average cost of capital (“WACC”); target performance requires a return equal to the WACC; and maximum performance requires a return two times the WACC), whichever measure results in the greater payout. If at least the threshold performance is attained, the long-term performance awards will be paid in cash as soon as practicable after Westlake’s Compensation Committee determines the extent to which the performance conditions were satisfied.
(5)	AIP award based on a target percentage of 100% of Mr. Albert Chao’s base salary as of December 31, 2014. There is no “threshold” or “maximum” payout with respect to this award. Please see “Compensation Discussion and Analysis—Establishing Compensation Levels—Cash Incentive Plans/Bonuses” for more information regarding the AIP incentive awards.
(6)	QIP award based on a target percentage of 8% of Mr. Albert Chao’s base salary as of December 31, 2014. There is no “threshold” or “maximum” payout with respect to this award. Please see “Compensation Discussion and Analysis—Establishing Compensation Levels—Cash Incentive Plans/Bonuses” for more information regarding the QIP incentive awards.

(7)	AIP award based on a target percentage of 85% of Mr. James Chao’s base salary as of December 31, 2014. There is no “threshold” or “maximum” payout with respect to this award. Please see “Compensation Discussion and Analysis—Establishing Compensation Levels—Cash Incentive Plans/Bonuses” for more information regarding the AIP incentive awards.
(8)	QIP award based on a target percentage of 8% of Mr. James Chao’s base salary as of December 31, 2014. There is no “threshold” or “maximum” payout with respect to this award. Please see “Compensation Discussion and Analysis—Establishing Compensation Levels—Cash Incentive Plans/Bonuses” for more information regarding the QIP incentive awards.
(9)	AIP award based on a target percentage of 60% of Mr. Bender’s base salary as of December 31, 2014. There is no “threshold” or “maximum” payout with respect to this award. Please see “Compensation Discussion and Analysis—Establishing Compensation Levels—Cash Incentive Plans/Bonuses” for more information regarding the AIP incentive awards.
(10)	QIP award based on a target percentage of 8% of Mr. Bender’s base salary as of December 31, 2014. There is no “threshold” or “maximum” payout with respect to this award. Please see “Compensation Discussion and Analysis—Establishing Compensation Levels—Cash Incentive Plans/Bonuses” for more information regarding the QIP incentive awards.
(11)	AIP award based on a target percentage of 50% of Mr. Taylor’s base salary as of December 31, 2014. There is no “threshold” or “maximum” payout with respect to this award. Please see “Compensation Discussion and Analysis—Establishing Compensation Levels—Cash Incentive Plans/Bonuses” for more information regarding the AIP incentive awards.
(12)	QIP award based on a target percentage of 8% of Mr. Taylor’s base salary as of December 31, 2014. There is no “threshold” or “maximum” payout with respect to this award. Please see “Compensation Discussion and Analysis—Establishing Compensation Levels—Cash Incentive Plans/Bonuses” for more information regarding the QIP incentive awards.
(13)	AIP award based on a target percentage of 50% of Mr. Hansen’s base salary as of December 31, 2014. There is no “threshold” or “maximum” payout with respect to this award. Please see “Compensation Discussion and Analysis—Establishing Compensation Levels—Cash Incentive Plans/Bonuses” for more information regarding the AIP incentive awards.
(14)	QIP award based on a target percentage of 8% of Mr. Hansen’s base salary as of December 31, 2014. There is no “threshold” or “maximum” payout with respect to this award. Please see “Compensation Discussion and Analysis—Establishing Compensation Levels—Cash Incentive Plans/Bonuses” for more information regarding the QIP incentive awards.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards		Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)	Fair Market Value of Shares of Stock That Have Not Vested (1) ($)
Name	Exercisable	Unexercisable
Albert Chao	42,180	—	15.805	2/23/2017	—	—
	136,844	—	9.645	2/15/2018	—	—
	155,892	—	7.120	2/13/2019	—	—
	126,498	—	10.263	2/26/2020	—	—
	55,148	—	22.915	2/18/2021	—	—
	41,048	20,526(2)	30.053	2/17/2022	—	—
	12,624	25,252(3)	45.6975	2/15/2023	—	—
	—	39,988(4)	63.9775	2/14/2024	—	—
	—	—	—	—	23,964(5)	1,463,961
	—	—	—	—	14,246(6)	870,288
	—	—	—	—	12,838(7)	784,273
James Chao	—	16,420(2)	30.053	2/17/2022	—	—
	—	20,218(3)	45.698	2/15/2023	—	—
	—	32,000(4)	63.978	2/14/2024	—	—
	—	—	—	—	19,172(5)	1,171,217
	—	—	—	—	11,406(6)	696,793
	—	—	—	—	10,274(7)	627,639
M. Steven Bender	—	30,714(8)	15.805	2/23/2017	—	—
	29,804	—	10.263	2/26/2020	—	—
	13,180	—	22.915	2/18/2021	—	—
	11,216	5,610(2)	30.053	2/17/2022	—	—
	3,580	7,160(3)	45.698	2/15/2023	—	—
	—	9,816(4)	63.978	2/14/2024	—	—
	—	—	—	—	15,818(9)	966,322
	—	—	—	—	6,548(5)	400,017
	—	—	—	—	4,040(6)	246,804
	—	—	—	—	3,152(7)	192,556
Jeffrey L. Taylor	—	15,358(8)	15.805	2/23/2017	—	—
	—	3,112(2)	30.053	2/17/2022	—	—
	—	4,028(3)	45.698	2/15/2023	—	—
	—	5,214(4)	63.978	2/14/2024	—	—
	—	—	—	—	7,910(9)	483,222
	—	—	—	—	3,632(5)	221,879
	—	—	—	—	2,272(6)	138,796
	—	—	—	—	1,674(7)	102,265
David R. Hansen	—	23,036(8)	15.805	2/23/2017	—	—
	7,770	—	22.915	2/18/2021	—	—
	—	3,228(2)	30.053	2/17/2022	—	—
	—	4,028(3)	45.698	2/15/2023	—	—
	—	5,404(4)	63.978	2/14/2024	—	—
	—	—	—	—	11,864(9)	724,772
	—	—	—	—	3,768(5)	230,187
	—	—	—	—	2,272(6)	138,796
	—	—	—	—	1,734(7)	105,930

Share numbers in the table above give effect to the stock split that was effectuated on March 18, 2014.

(1)	Based on the closing price of our common stock on the New York Stock Exchange on December 31, 2014 ($61.09 per share).

(2)	These stock options vested in three equal installments on February 17, 2013, February 17, 2014 and February 17, 2015.
(3)	These stock options vest or vested in three equal installments on February 15, 2014, February 15, 2015 and February 15, 2016.
(4)	These stock options vest or vested in three equal installments on February 14, 2015, February 14, 2016 and February 14, 2017.
(5)	These shares of restricted stock vested on February 17, 2015.
(6)	These shares of restricted stock will vest on February 15, 2016.
(7)	These shares of restricted stock will vest on February 14, 2017.
(8)	These stock options vest or vested in two equal installments on February 23, 2012 and August 23, 2016.
(9)	These shares of restricted stock will vest on August 23, 2016.

2014 Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number		Number
	of Shares		of Shares	Value
	Acquired	Value	Acquired	Realized
	on	Realized on	on	on
	Exercise	Exercise (1)	Vesting	Vesting (2)
Name	(#)	($)	(#)	($)
Albert Chao	—	—	23,128	1,509,160
James Chao	115,884	7,670,385	17,340	1,131,478
M. Steven Bender	35,442	1,807,364	5,528	360,716
Jeffrey L. Taylor	7,712	266,650	3,258	212,593
David R. Hansen	8,464	283,346	3,258	212,593

Share numbers in the table above give effect to the stock split that was effectuated on March 18, 2014.

(1)	Based on the difference between the market price of our common stock on the date of exercise and the option exercise price.
(2)	Based on the market price of our common stock on the applicable vesting date.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Under our Code of Conduct, each of our employees (including our NEOs and other Executives) is required to disclose to us and seek approval before undertaking any activity that could create a conflict of interest or the appearance of a conflict of interest between his or her personal interests and our interests. The members of our Board of Directors are also subject to the Code of Conduct. The Board of Directors is responsible for reviewing transactions between Westlake and other companies or organizations with which members of the Board of Directors may have affiliations.

The office space for our principal executive offices in Houston, Texas is leased, at market rates, from GUIC Post Oak, Ltd., an affiliate of our principal stockholder, under a lease that expires on December 31, 2015, with a five-year option at the expiration of the lease. Total annual lease payments in 2014 were approximately $2.0 million.

The Company and/or its affiliates purchase oxygen, nitrogen and utilities and lease cylinders from various affiliates of American Air Liquide Holdings, Inc., of which Mr. Graff serves as Chairman and Chief Executive Officer. In 2014, the Company paid these affiliates of American Air Liquide Holdings, Inc. approximately $13.9 million.

The related party transactions set forth above have been previously approved by the Board of Directors without the participation of the directors interested in the transaction.

PROPOSAL 2—RATIFICATION OF APPOINTMENT

OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015. PricewaterhouseCoopers LLP served as our independent registered public accounting firm for the fiscal year ended December 31, 2014. Although the ratification of the appointment of an independent registered public accounting firm is not required to be submitted to a vote of stockholders, our

Board of Directors has decided to ask our stockholders to ratify this appointment. If our stockholders do not ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee will consider the appointment of another accounting firm.

THE BOARD OF DIRECTORS RECOMMENDS THAT THIS APPOINTMENT BE RATIFIED.

PricewaterhouseCoopers LLP, or its predecessor, has served as our independent registered public accounting firm since 1993. Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting of the stockholders. If present, the representatives will have the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S FEES

For the years ended December 31, 2014 and 2013, PricewaterhouseCoopers LLP billed us the following fees:

Fees	2014	2013
Audit fees (1)	$3,758,800	$2,920,147
Audit-related fees (2)	167,450	115,450
All other fees (3)	4,844	4,169

Total fees billed	$3,931,094	$3,039,766

(1)	Audit fees represent fees billed for professional services rendered for the audits of our annual consolidated financial statements, audit of internal controls, quarterly review of our consolidated financial statements, reviews of documents filed with the SEC, registration statements and comfort letters. The amount for 2013 includes an additional $125,000 that was not reflected in the amount shown in the Company’s proxy statement for the 2014 annual meeting of stockholders.
(2)	Audit-related fees represent fees billed for professional services rendered for attest services and accounting consultations.
(3)	All other fees include auditor-sponsored seminars and accounting research database licenses.

AUDIT COMMITTEE PRE-APPROVAL

The Audit Committee has adopted a policy for the pre-approval of services provided by the Company’s independent registered public accounting firm. Under the policy, pre-approval is generally provided for work associated with audit, review or attest engagements, tax and permissible non-audit services, including the fees and terms thereof, to be performed by the independent registered public accounting firm, subject to, and in compliance with, the de minimis exception for non-audit services described in the Securities Exchange Act of 1934 and the applicable rules and regulations of the SEC.

REPORT OF THE AUDIT COMMITTEE

Five directors currently make up the Audit Committee of our Board of Directors: Robert T. Blakely (chairman), Michael J. Graff, Max L. Lukens, R. Bruce Northcutt and H. John Riley, Jr.

During the course of performing its duties, the Audit Committee issued the following report.

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

The charter of the Audit Committee of the Board of Directors specifies that the purpose of the Audit Committee is to assist the Board of Directors in its oversight of:

•	the integrity of the Company’s financial statements;

•	the Company’s compliance with legal and regulatory requirements;

•	the qualifications and independence of the Company’s independent registered public accounting firm; and

•	the performance of the Company’s independent registered public accounting firm and internal audit function.

The Audit Committee charter is available on the Company’s Investor Relations website (www.westlake.com under “Investor Relations”).

In carrying out these responsibilities, the Audit Committee, among other things:

•	monitors preparation of quarterly and annual financial reports by the Company’s management;

•	supervises the relationship between the Company and its independent registered public accounting firm, including: having direct responsibility for the public accounting firm’s appointment, compensation and retention; reviewing the scope of its audit services; approving audit and non-audit services; and confirming the independence of the independent registered public accounting firm;

•	oversees management’s implementation and maintenance of effective systems of internal and disclosure controls, including review of the Company’s policies relating to legal and regulatory compliance, ethics and conflicts of interests and review of the Company’s internal auditing program; and

•	oversees financial risks.

In 2014, the Audit Committee was comprised of Mr. Robert T. Blakely (chairman), Mr. Michael J. Graff, Mr. Max L. Lukens, Mr. R. Bruce Northcutt and Mr. H. John Riley, Jr. The Audit Committee met eight times during 2014. The Audit Committee schedules its meetings with a view to ensuring that it devotes appropriate attention to all of its tasks. The Audit Committee’s meetings include, whenever appropriate, executive sessions with the Company’s independent registered public accounting firm and with the Company’s internal auditors, in each case without the presence of the Company’s management.

As part of its oversight of the Company’s financial statements, the Audit Committee reviews and discusses with both management and the Company’s independent registered public accounting firm all annual and quarterly financial statements prior to their issuance. During 2014, management advised the Audit Committee that each set of financial statements reviewed had been prepared in accordance with generally accepted accounting principles, and reviewed significant accounting and disclosure issues with the Audit Committee. These reviews included discussion with the independent registered public accountants of matters required to be discussed pursuant to the Public Company Accounting Oversight Board’s AU Section 380 (Communication with Audit Committees), including the quality of the Company’s accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Committee also received the written disclosures and the letter from PricewaterhouseCoopers LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP’s communications with the Audit Committee concerning independence.

The Audit Committee also reviewed and discussed with the Company’s management, and the independent registered public accounting firm, management’s report and PricewaterhouseCoopers LLP’s report on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002.

In addition, the Audit Committee reviewed key initiatives and programs aimed at strengthening the effectiveness of the Company’s internal and disclosure control structure. As part of this process, the Audit Committee continued to monitor the scope and adequacy of the Company’s internal auditing program, reviewing staffing levels and steps taken to implement recommended improvements in internal procedures and controls.

Taking all these reviews and discussions into account, the undersigned Audit Committee members recommend to the Board of Directors that the Board of Directors approve the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, for filing with the SEC.

MEMBERS OF THE AUDIT COMMITTEE
Robert T. Blakely, Chairman Michael J. Graff Max L. Lukens R. Bruce Northcutt H. John Riley, Jr.

OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING

We do not know of any matters other than those stated above which are to be brought before the annual meeting of the stockholders. However, if any other matters should be properly presented for consideration and voting, it is the intention of the persons named in the proxy to vote on those matters in accordance with their judgment.

HOUSEHOLDING

The SEC permits a single set of annual reports and proxy statements to be sent to any household at which two or more stockholders reside if they appear to be members of the same family. Each such stockholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing expenses. A number of brokerage firms have instituted householding.

As a result, if you hold your shares through a broker and you reside at an address at which two or more stockholders reside and you are not participating in the electronic delivery of proxy material, you will likely be receiving only one annual report and proxy statement unless any stockholder at that address has given the broker contrary instructions. However, if any such beneficial stockholder residing at such an address wishes to receive a separate annual report or proxy statement in the future, that stockholder should contact their broker or send a request to our Investor Relations Department, Westlake Chemical Corporation, 2801 Post Oak Blvd., Suite 600, Houston, Texas 77056, telephone number (713) 960-9111. The Company will deliver, promptly upon written or oral request to the Investor Relations Department, a separate copy of the 2014 annual report to stockholders and this proxy statement to a beneficial stockholder at a shared address to which a single copy of the documents was delivered. If you hold your shares through a broker and you reside at an address at which two or more stockholders reside, but you are currently receiving more than one copy of the annual report and proxy statement, you may request delivery of a single copy of the annual report and proxy statement by contacting your broker or sending a request to the address above. The annual report is not a part of the proxy solicitation material.

OBTAINING COPIES OF THE COMPANY’S FORM 10-K

STOCKHOLDERS OF THE COMPANY MAY OBTAIN, WITHOUT CHARGE, A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2014 BY SENDING A WRITTEN REQUEST FOR THE FORM 10-K TO THE INVESTOR RELATIONS DEPARTMENT, WESTLAKE CHEMICAL CORPORATION, 2801 POST OAK BLVD., SUITE 600, HOUSTON, TEXAS 77056.

STOCKHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING

Proposals by stockholders intended to be presented at the 2016 annual meeting of stockholders must be forwarded in writing and received at our principal executive offices no later than December 3, 2015, directed to the attention of the corporate secretary, for consideration for inclusion in our Proxy Statement for the annual meeting of stockholders to be held in 2016. Moreover, with regard to any proposal by a stockholder not seeking to have its proposal included in the Proxy Statement but seeking to have its proposal considered at the 2016 annual meeting, a stockholder must notify us of its proposal by January 15, 2016; provided, that if the date of the 2016 annual meeting is more than 30 days before or 60 days after the anniversary date of the 2015 annual meeting, such notice must be delivered no later than the later of the 120th day prior to the 2016 annual meeting and the 10th day following the day on which we first publicly announce the date of the 2016 annual meeting. Any stockholder proposals must comply in all respects with the rules and regulations of the SEC.

L. Benjamin Ederington Vice President, General Counsel and Secretary

April 1, 2015

ANNUAL MEETING OF STOCKHOLDERS OF

WESTLAKE CHEMICAL CORPORATION

May 15, 2015

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER
ACCOUNT NUMBER
CONTROL NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at www.westlake.com/proxy2015

i Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. i

¢	20330000000000001000 8	051515

THIS PROXY WILL BE VOTED OR NOT VOTED AS YOU DIRECT BELOW. IN THE ABSENCE OF SUCH DIRECTION, IT WILL BE VOTED

“FOR ALL NOMINEES” FOR PROPOSAL 1 AND “FOR” PROPOSAL 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

Proposal 1 -To elect three members of the Board of Directors as Class II directors (James Chao, R. Bruce Northcutt and H. John Riley, Jr.)			Proposal 2: - To ratify the appointment of PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015..	FOR ☐	AGAINST ☐	ABSTAIN ☐
☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	NOMINEES: O James Chao O R. Bruce Northcutt O H. John Riley, Jr.	Class II Director Class II Director Class II Director	Proposal 3 - To act upon any other matters that may properly come before the annual meeting.
TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD.
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●			THANK YOU FOR VOTING

I PLAN TO ATTEND THE ANNUAL MEETING ☐
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

¢	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	¢

If you vote your proxy by telephone or on the Internet, you do NOT need to mail back your proxy card.

IF YOU WISH TO VOTE BY TELEPHONE IN THE UNITED STATES, PUERTO RICO OR CANADA, PLEASE FOLLOW THE INSTRUCTIONS BELOW. IF YOU VOTE BY TELEPHONE OR THE INTERNET, PLEASE DO NOT RETURN YOUR PROXY CARD BY MAIL.

HAVE YOUR VOTING DIRECTION CARD IN HAND.

TO VOTE BY PHONE THROUGH OUR TABULATOR, AMERICAN STOCK TRANSFER & TRUST COMPANY:

•	On a touch-tone telephone call Toll Free 1-800-PROXIES - 24 hours a day - 7 days a week.
•	Enter your eleven-digit Control Number, which is indicated on the other side of this card.
•	Follow the voice instructions.

1

PROXY	PROXY

WESTLAKE CHEMICAL CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Annual Meeting - May 15, 2015

The undersigned hereby appoints David R. Hansen and George J. Mangieri as proxy holders with full power to act alone and with power of substitution, to vote all stock which the undersigned could vote at the Company’s Annual Meeting of Stockholders to be held at the Westlake Center Annex, 2801 Post Oak Blvd., Houston, Texas 77056, on May 15, 2015, at 9:00 a.m. (local time), and at any adjournment thereof, in the manner stated herein as to the following matters and in their discretion on any other matters that may properly come before the meeting, all as described in the accompanying Notice and Proxy Statement.

This Proxy is Continued on the Reverse Side

Please Sign on the Reverse Side and Return Promptly

COMMENTS:

1.1	14475

ANNUAL MEETING OF STOCKHOLDERS OF

WESTLAKE CHEMICAL CORPORATION

May 15, 2015

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and proxy card

are available at www.westlake.com/proxy2015

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i Please detach along perforated line and mail in the envelope provided. i

¢	20330000000000001000 8	051515

THIS PROXY WILL BE VOTED OR NOT VOTED AS YOU DIRECT BELOW. IN THE ABSENCE OF SUCH DIRECTION, IT WILL BE VOTED

“FOR ALL NOMINEES” FOR PROPOSAL 1 AND “FOR” PROPOSAL 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

Proposal 1 -To elect three members of the Board of Directors as Class II directors (James Chao, R. Bruce Northcutt and H. John Riley, Jr.)			Proposal 2: - To ratify the appointment of PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015.	FOR ☐	AGAINST ☐	ABSTAIN ☐
☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	NOMINEES: O James Chao O R. Bruce Northcutt O H. John Riley, Jr.	Class II Director Class II Director Class II Director	Proposal 3 - To act upon any other matters that may properly come before the annual meeting.
TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD.
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●			THANK YOU FOR VOTING

I PLAN TO ATTEND THE ANNUAL MEETING ☐
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

¢	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	¢